UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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iParty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of iParty Corp. will be held as follows:

Date:	Wednesday, June 6, 2007
Time:	11:00 a.m., local time
Place:	Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199

Matters to be voted on:

(1)        The election of all seven directors;

(2)        Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007; and

(3)        Any other matters properly brought before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 16, 2007 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.  Representation in person or by proxy of at least a majority of all outstanding shares of each class of stock entitled to vote at the meeting is required to constitute a quorum.  Accordingly, it is important that your shares be represented at the annual meeting.  The list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our offices at 270 Bridge Street, Suite 301, Dedham, MA 02026 for ten (10) days prior to June 6, 2007.  Enclosed with the proxy statement for the meeting, you will find a copy of our Annual Report on Form 10-K for fiscal 2006.

Your vote at the meeting is very important to us regardless of the number of shares you own.  Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.  Should you want to change your vote prior to the annual meeting you may do so in accordance with the instructions contained in the accompanying proxy statement.

By Order of the Board of Directors,

Patrick Farrell
Secretary

This notice, proxy statement, and form of proxy are being distributed on or about April 23, 2007.

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

PROXY STATEMENT

for Annual Meeting of Stockholders to Be Held on June 6, 2007

GENERAL INFORMATION

What is this document?  This is the Notice of our 2007 Annual Meeting of Stockholders of iParty Corp. (“iParty”), combined with our Proxy Statement which provides important information for your use in voting your shares of our common stock, or our various series of convertible preferred stock, at the annual meeting.

Who can vote?  You can vote your shares of common stock or your shares of convertible preferred stock if our records show that you owned the shares at the close of business on April 16, 2007, which is the record date for the annual meeting.  Shares representing a total of 37,647,438 votes are eligible to vote at the meeting.

Common Stock.  You are permitted one vote for each share of common stock you owned at the close of business on April 16, 2007, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  Thus, as of April 16, 2007, there are 22,622,825 votes eligible to vote at the meeting associated with 22,622,825 shares of common stock.  The enclosed proxy card shows the number of shares you can vote.

Preferred Stock.  You are permitted one vote for each whole number of shares of our common stock into which the shares of convertible preferred stock are convertible.  Thus, as of April 16, 2007, the number of votes eligible to vote at the meeting are 6,115,083 votes associated with 470,401 shares of Series B convertible preferred stock (you are permitted thirteen (13) votes for each share of Series B convertible preferred stock), 1,300,000 votes associated with 100,000 shares of Series C convertible preferred stock (you are permitted thirteen (13) votes for each share of Series C convertible preferred stock), 3,500,000 votes associated with 250,000 shares of Series D convertible preferred stock (you are permitted fourteen (14) votes for each share of Series D convertible preferred stock), 2,966,670 votes associated with 296,667 shares of Series E convertible preferred stock (you are permitted ten (10) votes for each share of Series E convertible preferred stock), and 1,142,860 votes associated with 114,286 shares of Series F convertible preferred stock (you are permitted ten (10) votes for each share of Series F convertible preferred stock).  In each such case, the number of votes is calculated based on the number of shares you owned at the close of business on April 16, 2007, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  The enclosed proxy card shows the number of shares you can vote.

Special Voting Rights of Series C and Series D Preferred Stock.  The Series C convertible preferred stock is entitled to vote alone for the election of a Series C Director.  The Series D convertible preferred stock is entitled to vote alone for the election of a Series D Director.  On all other matters, our common stock and our various series of convertible preferred stock vote together as one class on all matters presented at the annual meeting.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting.  Sign and date the proxy card and mail it back in the enclosed envelope.  The proxy holders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote in accordance with the Board of Director’s recommendation below.

How does the board of directors recommend that I vote on the proposal?  The Board of Directors recommends that you vote:

FOR the election of all seven nominees to serve as directors.

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting.  If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes.  At any time before the annual meeting, you can change your vote either by sending our Chief Financial Officer, David E. Robertson, a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card.  We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.

Who will count the votes?  The votes cast by holders of shares of our common stock and our various series of convertible preferred stock will be counted, tabulated and certified by the transfer agent and registrar of our common stock and Series B convertible preferred stock, Continental Stock Transfer & Trust Co.  David E. Robertson, our Chief Financial Officer, will serve as the inspector of elections at the annual meeting.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors.  The inspector of elections will forward any written comments that you make on the proxy card to our Board of Directors and Chief Executive Officer without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present.  The presence, in person or by proxy, of the holders of a majority of the shares of each class of common stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Shares of common stock and convertible preferred stock represented in person or by proxy (including “broker non-votes”, if any, and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.  “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.  We do not believe that there are any such matters to be voted upon at this year’s meeting.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.  Under our bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, our stockholders may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, our by-laws require that a notice of the adjourned meeting be given to each stockholder of record entitled to vote at the meeting.

What is the voting requirement to approve each proposal?  In the election of directors, the persons receiving the most number of “FOR” votes at the meeting will be elected. Holders of shares of Series C convertible preferred stock alone are entitled to cast votes in respect of the election of the Series C Director.  Holders of shares of Series D convertible preferred stock alone are entitled to cast votes in respect of the election of the Series D Director.  The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

Votes withheld for a particular director nominee and broker non-votes, if any, will have no effect on the outcome of the election of directors.  Neither abstentions nor broker non-votes, if any, will have an effect on the voting of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What are “broker non-votes”?  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner.  We do not believe that there are any such matters to be voted upon at this year’s meeting.  Thus, broker non-votes will not affect the outcome of any matter being voted at the meeting, assuming that a quorum is obtained.

Where can I find the voting results?  We will announce the results of the voting at the annual meeting and report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2007, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2007.  The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the Investor Relations page of our licensed website at www.iparty.com and on the SEC’s website, www.sec.gov.

Who pays for this proxy solicitation?  We do.  In addition to sending you these materials, one of our officers, directors or employees may contact you by telephone, by mail, or in person.  None of these persons will receive any extra compensation for doing this.

Where can I get directions to the meeting?  The meeting will be held in the offices of Posternak Blankstein & Lund LLP on the 33rd floor of the Prudential Tower, 800 Boylston Street, Boston, MA.  Directions to the meeting location are available at www.pbl.com.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?  You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals:  If you are interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting, or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 24, 2007, which is the 120th calendar day before the one-year anniversary of the proxy statement we are releasing to our stockholders for this year’s annual meeting.  If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year.  Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareowner proposals in company-sponsored proxy materials.  Any proposals should be addressed to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA  02026

ATTN:  David E. Robertson, Chief Financial Officer

Fax:  (781) 326-7143

Copy of By-Law Provisions:  You may contact our Chief Financial Officer (Mr. Robertson) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals.  Our by-laws also are available on the Investor Relations page on our licensed website at www.iparty.com.

How may I communicate with the board of directors or the non-management directors on the board of directors?  You may submit an e-mail to our Board of Directors at bod@iparty.com.  All directors have access to this e-mail address.  Communications intended for our non-management “independent” directors should be directed to the attention of Frank Haydu at frankhaydu@yahoo.com.

Does iParty have a policy regarding the attendance of directors at the meeting?  Our by-laws do not mandate that members of the Board of Directors must attend the annual meeting of stockholders and we have no separate policy regarding such attendance.

How many directors attended last year’s annual meeting?  Five of our seven directors were present in person at last year’s meeting.

Does iParty have a code of conduct applicable to all directors, officers, and employees?  Yes.  In accordance with Section 406 of the Sarbanes-Oxley Act, Item 406 of SEC Regulation S-K, and Section 807 of the enhanced corporate governance rules of the American Stock Exchange, we have adopted a code of business conduct and ethics that is applicable to all our directors, officers and employees and is available on the Investor Relations page on our licensed website at www.iparty.com.  Our written code of business conduct and ethics provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors.  We are required to disclose any such waivers on a Form 8-K within four business days.

Is the code of conduct publicly available?  Yes.  Our code of business conduct and ethics is available on the Investor Relations page on our licensed website at www.iparty.com.

How can I obtain an annual report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 30, 2006 is enclosed with this proxy statement.  Stockholders may request another free copy of our 2006 Annual Report on Form 10-K by making a written or oral request to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA  02026

ATTN:  David E. Robertson, Chief Financial Officer

Telephone:  (781) 329-3952

Our Annual Repot on Form 10-K for fiscal 2006 is also available on the Investor Relations page of our licensed website at www.iparty.com and the SEC’s website at www.sec.gov.

Who should I contact if I have any questions?  If you have any questions about the annual meeting or any matters relating to this proxy statement, please contact David E. Robertson, at the address and telephone number above.

ITEMS TO BE ACTED ON AT THE MEETING

Proposal 1.            Election of Directors

Our entire Board of Directors, to consist of seven (7) members, will be elected at the meeting.  Each nominee for director currently serves on our Board of Directors.  The directors elected will hold office until their successors are elected and qualified, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.

We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director.  However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, the Board of Directors (on recommendation of the Nominating Committee) may either propose to reduce the number of directors or propose a substitute nominee.

The holders of Series C convertible preferred stock are entitled to vote alone for the election of a Series C Director.  Mr. Jevon is the designee of the holders of the Series C convertible preferred stock.

The holders of Series D convertible preferred stock are entitled to vote alone for the election of a Series D Director.  Mrs. Vest is the designee of the holders of the Series D convertible preferred stock.

The Board recommends that you vote FOR each of the following nominees:

•      Sal V. Perisano

•      Daniel I. De Wolf

•      Frank W. Haydu III

•      Eric Schindler

•      Joseph S. Vassalluzzo

•      Robert W. Jevon, Jr. (for Series C Director)

•      Christina W. Vest (for Series D Director)

Biographical information about each of these nominees can be found on pages 10 and 11 of this proxy statement.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees. Thus, unless you withhold authority or your proxy contains contrary instructions, a properly signed and dated proxy will be voted FOR the election of these nominees.  Votes withheld will not affect the outcome of the voting with respect to the election of any nominee.

Proposal 2.            Proposal to Ratify the Selection of Independent Registered Public Accounting Firm.

Our Audit Committee has selected the independent registered public accounting firm of Ernst & Young LLP (“E&Y”) to examine and audit our financial statements for the year ending December 29, 2007. A resolution to ratify this selection will be presented at the meeting.

Stockholder ratification of the selection of E&Y is not required.  However, if the stockholders do not ratify the selection, the Audit Committee will take that into account in future deliberations. The Audit Committee will retain the ultimate discretion to appoint or terminate the appointment of our independent registered public accounting firm, irrespective of the outcome of this proposal.

E&Y audited and reported upon our financial statements for fiscal 2006.  In connection with that audit, E&Y also reviewed our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, quarterly financial statements for the fiscal quarters ended April 1, 2006, July 1, 2006 and September 30, 2006, and our filings with the SEC, and consulted with management as to the financial statement implications of matters under consideration.

We expect that one or more representatives of E&Y will be present at the annual meeting. They will be afforded an opportunity to make a statement at the annual meeting if they desire to do so and to respond to appropriate questions by stockholders. .

E&Y has advised us that it has no direct, nor any indirect, financial interest in iParty or any of its subsidiaries.

The proposal to ratify the selection of E&Y as our independent registered public accounting firm for fiscal 2007 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.  Broker non-votes, if any, are not deemed to represent shares entitled to vote on the matter and will thus have no effect on the outcome of the vote.  Abstentions will not be counted as votes cast in favor of or in opposition to the selection of E&Y and will thus have no effect on the voting with respect to this matter.

The Board recommends that you vote FOR the proposal to ratify the selection of Ernst & Young LLP.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Information about the fees and services we paid to E&Y in 2005 and 2006 is contained on pages 23 and 24 of this proxy statement.

OWNERSHIP OF iPARTY STOCK

The following table shows the number of shares of our common stock beneficially owned as of April 16, 2007 by:

•      each person or entity that we believe beneficially owns more than 5% of our common stock,

•      each director and nominee for director,

•      each executive officer shown in the summary compensation table on page 21 below, and

•      all executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Common Shares Beneficially Owned (2)		Percent of Class
5% Stockholders
Robert H. Lessin Jefferies & Co. 520 Madison Ave., 12th Floor New York, NY 10022	7,434,266	(3)	27.0%
HMTF Holdings 100 Crescent Court, Suite 1200 Dallas, TX 75201	3,752,250	(4)	14.2%
Roccia Partners, L.P. c/o Lorenzo Roccia 220 East 67th Street New York, NY 10021	3,080,931	(5)	12.2%
Naida S. Wharton c/o Sandra Minardo 520 Madison Ave., 12th Floor New York, NY 10022	2,474,100	(6)	10.9%
Highbridge International LLC c/o Eleazer N. Klein Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022	2,083,334	(7)	8.4%
Boston Millennia Partners, LP 30 Rowes Wharf, Suite 500 Boston, MA 02110	1,365,200	(8)	5.7%
Patriot Capital Limited c/o Stephen Rasch Loeb, Block and Partners LLP 505 Park Avenue New York, NY 10022	1,184,803	(9)	5.0%
Directors, Nominees for Director, and Executive Officers
Sal V. Perisano	4,422,958	(10)	16.5%
Patrick Farrell	1,014,587	(11)	4.3%
Dorice P. Dionne	4,422,958	(12)	16.5%
Daniel I. De Wolf	463,750	(13)	2.0%
Joseph S. Vassalluzzo	373,750	(14)	1.6%
Frank W. Haydu III	228,750	(15)	1.0%
Eric Schindler	203,750	(16)	0.9%
Christina W. Vest HM Capital Partners LLC 666 Fifth Avenue, 27th Floor New York, NY 10103	100,000	(17)	0.4%
Robert W. Jevon, Jr. Boston Millennia Partners, LP 30 Rowes Wharf, Suite 500 Boston, MA 02110	75,000	(18)	0.3%
All executive officers and directors as a group (9 persons)	6,882,545		23.7%

(1)       Unless otherwise indicated, all addresses are c/o iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA  02026.

(2)       The number of shares beneficially owned by each entity, person, director or named executive officer is determined under SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power.  Such persons and entities are also deemed under the same rules to beneficially own any shares that they have the right to acquire within sixty (60) days of April 16, 2007 (i.e., June 15, 2007) through the conversion of convertible preferred stock, the exercise of stock options or warrants or other similar rights.  This stock ownership information is based upon information furnished to us by the persons named in the table.  The percentage of class is calculated in accordance with Rule 13d-3 and is based on 22,622,825 shares outstanding as of April 16, 2007 plus, as to each holder thereof and no other person, the number of shares (if any) that the person has the right to acquire on or prior to June 15, 2007, through the exercise of stock options or warrants or other similar rights.

(3)       Mr. Lessin beneficially owns (1) 2,474,100 shares of common stock, (2) 250,000 shares of common stock that may be acquired upon the exercise of presently exercisable options, (3) 273,268 shares of common stock that may be acquired upon the exercise of presently exercisable warrants, (4) 1,674,500 shares of common stock that may be acquired upon the conversion of 125,000 shares of presently convertible Series B convertible preferred stock, and (5) 2,762,398 shares of common stock which may be acquired upon the conversion of 266,667 shares of presently convertible Series E convertible preferred stock.  The figure listed in the table does not include any shares reflected as owned by Ms. Wharton, who was formerly Mr. Lessin’s spouse.

(4)       The figure in the table for HMTF Holdings includes 3,652,250 shares of common stock which may be acquired upon the conversion of 250,000 shares of presently convertible Series D convertible preferred stock and 100,000 shares of common stock which may be acquired upon the exercise of presently exercisable options granted to Mrs. Vest for serving as director by appointment of an affiliate of HM Capital Partners LLC (“HM Capital”).  Mrs. Vest disclaims beneficial ownership of these 100,000 shares of common stock, as they will be assigned to HM Capital or an affiliate thereof.  The general partner of the sole member of the managing partner of HMTF Holdings is HM5/GP LLC (“HM5”).   HM5 may be deemed the beneficial owner of the shares of common stock held by HMTF Holdings by virtue of its control of HMTF Holdings.   John Muse is the sole manager of HM5.   In addition, each of John Muse, Jack Furst, Joe Colonnetta, Peter Brodsky, Andrew Rosen, Jason H. Downie, J. Edward Herring and Eric Lindberg are partners (or, in the case of Mr. Furst, a senior advisor) of HM Capital.  Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring and Lindberg serve on an investment committee that exercises investment and voting power with respect to securities controlled by HM5 and HM Capital, including with respect to the shares of common stock held by HMTF Holdings.  Consequently, each of Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring, and Lindberg may be deemed to beneficially own all or a portion of the shares of common stock owned of record from time to time by HMTF Holdings or HM Capital.   Each of Messrs. Muse, Furst, Colonnetta, Brodsky, Rosen, Downie, Herring, and Lindberg Furst disclaims beneficial ownership of units not owned of record by him.

(5)       The figure in the table for Roccia Partners, L.P. includes 2,406,061 shares of common stock which may be acquired upon the conversion of 179,610 shares of presently convertible Series B convertible preferred stock held in the name of Roccia Partners, L.P.  The figure also includes (1) 364,100 shares of common stock held in the name of Roccia Venture Partners, L.P. and (2) 310,770 shares of common stock which may be acquired upon the conversion of 30,000 shares of presently convertible Series E convertible preferred stock held in the name of Roccia Venture Partners, L.P.

(6)       Ms. Wharton beneficially owns 2,474,100 shares of common stock.

(7)       The figure in the table for Highbridge International LLC includes 2,083,334 shares of common stock which may be acquired upon the exercise of a presently exercisable warrant.

(8)       The figure in the table for Boston Millennia Partners, LP includes 1,365,200 shares of common stock that may be acquired upon the conversion of 100,000 shares of presently convertible Series C convertible preferred stock owned by Boston Millennia Partners, LP and an affiliated entity.  The figure in the table does not include any of the shares beneficially owned by Mr. Jevon described in footnote (18) below.

(9)       The figure in the table for Patriot Capital Limited includes 1,184,803 shares of common stock, which may be acquired upon the conversion of 114,286 shares of presently convertible Series F convertible preferred stock.

(10)     Mr. Perisano owns 204,700 shares and holds options for 4,218,258 shares which are presently exercisable.  The figure in the table includes options for 2,654,645 shares granted to Mr. Perisano and options for 1,563,613 granted to Mr. Perisano’s wife, Ms. Dionne.  The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

(11)     Mr. Farrell owns 44,500 shares and holds options for 970,087 shares which are presently exercisable.

(12)     Ms. Dionne owns 204,700 shares and holds options for 4,218,258 shares which are presently exercisable.  The figure in the table includes options for 2,654,645 shares granted in the name of Ms. Dionne’s husband, Mr. Perisano, and options for 1,563,613 shares granted to Ms. Dionne.  The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

(13)     Mr. De Wolf beneficially owns 10,000 shares of common stock and holds options for 453,750 shares which are presently exercisable or will be exercisable within 60 days of April 16, 2007. The owner of record of the 10,000 shares of common stock is Pine Street Ventures LLC, a Delaware limited liability company.  The beneficial owners of Pine Street Ventures are Mr. De Wolf’s children.  Mr. De Wolf controls sole voting power.

(14)     Mr. Vassalluzzo beneficially owns 140,000 shares of common stock and holds options for 233,750 shares which are presently exercisable or will be exercisable within 60 days of April 16, 2007.

(15)     Mr. Haydu beneficially owns 25,000 shares of common stock and holds options for 203,750 shares which are presently exercisable or will be exercisable within 60 days of April 16, 2007.

(16)     Mr. Schindler beneficially holds options for 203,750 shares which are presently exercisable or will be exercisable within 60 days of April 16, 2007.

(17)     Mrs. Vest beneficially owns 100,000 shares of common stock that may be acquired upon the exercise of presently exercisable options.  Mrs. Vest is employed by HM Capital Partners LLC (“HM Capital”).  Mrs. Vest has been awarded stock options, which are presently exercisable, to purchase 100,000 shares of common stock, for serving as director by appointment of HM Capital.  Mrs. Vest disclaims beneficial ownership of these shares, as they will be assigned to HM Capital or an affiliate thereof.  The figure for Mrs. Vest does not include any of the other shares described in footnote (4) above with respect to HMTF Holdings.

(18)     Mr. Jevon beneficially owns 75,000 shares of common stock that may be acquired upon the exercise of presently exercisable options.  Mr. Jevon is employed by Boston Millennia Partners, LP.  Mr. Jevon has been awarded stock options, which are presently exercisable, to purchase 75,000 shares of common stock, for serving from February 2000 to June 2001 as director by appointment of Boston Millennia Partners, LP.  The figure for Mr. Jevon does not include any of the shares described in footnote (8) above with respect to Boston Millennia Partners, LP.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The following table sets forth the name and age of each of our seven directors, his or her position with us, and the period during which he has served as a director.  Each of our currently serving directors is a nominee for reelection as a director at the meeting.

Name	Age	Position	Director Since

Sal V. Perisano	56	Chairman of the Board, Chief Executive Officer	1998
Daniel I. De Wolf	50	Director	2003
Frank W. Haydu III	59	Director	2003
Eric Schindler	46	Director	2003
Joseph S. Vassalluzzo	59	Director	2004

Series C Director
(Elected only by holders of Series C preferred stock) Robert W. Jevon, Jr.	54	Series C Director	2006

Series D Director
(Elected only by holders of Series D preferred stock) Christina W. Vest	36	Series D Director	2000

Sal V. Perisano, age 56, has served as a director of iParty since 1998 and its Chief Executive Officer since 1999.  Mr. Perisano served as Chairman of the Board and President of The Big Party Corporation from 1992 to 1998, and continued serving as a director until 2000.  In 1981, he co-founded Videosmith, which became a leading video retailer in the Boston area.  In 1989, Videosmith was sold to a publicly traded company called Xtravision PLC, which owned 250 stores throughout the U.K. and Ireland.  Mr. Perisano stayed on as a director and was later named Chief Executive Officer of the parent company, which was subsequently acquired by Blockbuster Video.  Mr. Perisano holds a bachelor’s degree from Boston College and a master’s degree from Harvard University. Mr. Perisano is married to Ms. Dorice Dionne, who is employed by iParty as its Senior Vice President, Merchandising and Marketing.

Daniel I. De Wolf, age 50, has served as a director of iParty since 2003.  He is the President of the Dawntreader Group and a Managing Director of Dawntreader Ventures, an early stage venture capital firm.  Mr. De Wolf is also an adjunct professor at the New York University Law School, where he teaches venture capital law.  From 1999 to 2003, Mr. De Wolf was Director of Venture Capital Funds for SoundView Technology Group. Prior to joining SoundView, Mr. De Wolf was Of Counsel with the law firm of Cahmy, Karlinsky & Stein LLP (“CKS”) in New York City.  Mr. De Wolf established the Corporate and Securities Practice Group at CKS in 1994 and was the head of that firm’s New Media and E-Law Group.  Mr. De Wolf is a graduate of the University of Pennsylvania as well as the University of Pennsylvania School of Law.  Mr. De Wolf currently serves as a director of various privately-held companies, including HNW, Inc., Tutor.com, and Visible World.

Frank W. Haydu III, age 59, has served as a director of iParty and Chairman of our Audit Committee since November 2003.  From 2001 to 2005, Mr. Haydu was the Managing Director and Co-founder of Valuation Perspectives, Inc., a corporate finance advisory firm.  Mr. Haydu also serves on the Board of Directors for  Moldflow Corporation and CombinatoRx, Incorporated.  Mr. Haydu holds a B.A. in Economics from Muhlenberg College.

Eric Schindler, age 46, has served as a director of iParty since 2003.  Mr. Schindler heads the investment banking division at Calyon Securities (USA) Inc., which was formerly known as Crédit Lyonnais Securities (USA) Inc. Before joining Crédit Lyonnais Securities in 1995, Mr. Schindler was employed by Crédit Lyonnais La Défense in France, where he was responsible for a team of senior bankers for the bank’s global relationships with multinational corporations in the infrastructure, engineering, telecoms, transportation, auto parts, and information systems sectors.  Prior to this position, from 1989 to 1992, Mr. Schindler was a Vice President responsible for Latin American debt restructurings and debt/equity swaps.  He also headed the investment banking activities at Crédit Lyonnais Argentina from 1987 to 1989.  Mr. Schindler is a director of Crédit Lyonnais Securities in New York and Crédit Lyonnais in Brazil.  Mr. Schindler has a National Public Accountant degree from Universidad Católica Argentina and a B.A. in two languages with a specialization in Economic Sciences from Académie de Poitiers.

Joseph S. Vassalluzzo, age 59, has served as a director of iParty since 2004. From 2000 to 2005, Mr. Vassalluzzo served as Vice Chairman of Staples, Inc., in which capacity he was responsible for Staples’ store growth, both domestic and abroad, oversaw Staples’ corporate environmental initiatives, and was responsible for its merger and acquisition activities worldwide.  He first joined Staples, Inc. in 1989 as its Executive Vice President, Growth & Support Services.  He was named Executive Vice President, Global Growth and Development of Staples, Inc. in 1993, was promoted to President, Staples Realty & Development in 1997, and was further promoted to Vice Chairman of Staples, Inc. in 2000.  Before joining Staples, Mr. Vassalluzzo held executive positions at American Stores Co., Acme Supermarkets, Mobil Corp. and Amerada Hess Corp.  Mr. Vassalluzzo currently serves as an independent director and non-executive Chairman of the Board of Federal Realty Investment Trust, a publicly-held REIT, as an independent director of Life Time Fitness, Inc., as an independent director of Commerce Bancorp., Inc., and as a director of Zoots, Inc., a privately-held dry cleaning chain, and Olly Shoes, Inc., a privately held children’s shoe chain.  Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University.

Robert W. Jevon, Jr., age 54, has served as a director of iParty since 2006 and previously served as a director of iParty from 2000 to 2001. Since 2000, Mr. Jevon has served as a Partner of Boston Millennia Partners, LP, a venture capital firm, having first joined the firm in 1997 as a Principal.  Mr. Jevon’s primary investment focus is business services, health care and life sciences.  Mr. Jevon currently serves on the Board of Directors of  Athenix Corp., Novalar Pharmaceuticals, Inc. and PHT Corporation. Prior to his current position, Mr. Jevon was a Venture Affiliate of Boston Capital Ventures from 1995 to 1996 and was a Principal of Watch Hill Corporation from 1993 to 1995.  From 1989 to 1992, he was the Controller of Bolt Beranek & Newman’s Communications Division.  He is a graduate of Haverford College and holds an M.B.A. from Amos Tuck School at Dartmouth College.

Christina W. Vest, age 36, has served as a director of iParty since 2000.  Mrs. Vest is a Principal of HM Capital Partners LLC (formerly Hicks, Muse, Tate & Furst Incorporated), a global private equity investment firm, which she joined in February 1995.  Mrs. Vest also serves on the boards of Claxson Interactive Group Inc., Ocular LCD, Inc. and Fox PanAmerican Sports.  She received her undergraduate degree from Harvard University and her M.B.A. from Harvard Business School.

Director Independence

Our Board of Directors has determined that each of the seven director-nominees is an “independent” director as defined under applicable rules of the SEC and American Stock Exchange, except for (1) Mr. Perisano, who serves as our Chief Executive Officer, (2) Mr. Jevon, who is an employee of Boston Millennia Partners, LP, which beneficially owns all of the outstanding shares of our Series C convertible preferred stock, which is entitled to designate the Series C Director, and (3) Mrs. Vest, who is an employee of HM Capital Partners LLC, which beneficially owns all of the outstanding shares of our Series D convertible preferred stock, which is entitled to designate the Series D Director.  As a result, the Board of Directors has determined that a majority of the director-nominees are “independent” under applicable rules of the SEC and American Stock Exchange.

Board Committee Matters

Our Board of Directors met eight (8) times during 2006.  Our Board of Directors has three principal committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  All of the members of each of these committees are “independent” directors as defined under applicable American Stock Exchange rules and rules of the SEC, including, in the case of the Audit Committee, the additional independence criteria for determining eligibility for director service on audit committees under applicable American Stock Exchange and SEC rules.

In addition to the principal committees described above, our Board of Directors also has a Real Estate Committee, consisting of Messrs. Perisano and Vassalluzzo, which considers, from time to time, certain store location and store lease issues in conjunction with our senior management.  Our Board of Directors also has a

Finance Committee consisting of Messrs. De Wolf, Haydu, and Vassalluzzo, which considers from time to time certain financing alternatives and strategic opportunities in conjunction with our senior management.

Our Board of Directors has adopted certain corporate governance guidelines which are available on the Investor Relations page on our licensed website at www.iparty.com.

The following charts describe the function and number of times that each committee of the Board of Directors met in 2006 and the membership of each committee:

 Audit Committee – 5 Meetings

Function		Members
•	Engage the independent registered public accounting firm	Frank W. Haydu III(Chairman)
•	Review the annual and quarterly financial statements	Daniel I. De Wolf
•	Review control procedures and accounting practices	Eric Schindler
•	Monitor accounting and reporting practices
•	Review compliance with the conflict-of-interest policy
•	Review our capital structure
•	Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

Each member of our Audit Committee is “independent” as defined under applicable rules of the SEC and the American Stock Exchange.  Our Board of Directors has also determined that each of Messrs. Haydu, De Wolf and Schindler is an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act.

The Audit Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com. We have also adopted a “whistleblower” policy which is available on the Investor Relations page on our licensed website at www.iparty.com.

See the report of the Audit Committee on page 13 below.

Compensation Committee – 2 Meetings

Function		Members
•	Review and approve compensation and benefit programs	Daniel I. De Wolf (Chairman)
•	Determine compensation of senior executives	Frank W. Haydu III
•	Make recommendations to the full Board regarding director compensation	Eric Schindler
•	Administer stock option plans

The Compensation Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

See the report of the Compensation Committee on page 16 below.

Nominating Committee – 1 Meeting

Function		Members
•	Review and recommend to the full Board nominations for election to the Board of Directors	Eric Schindler (Chairman)
Daniel I. De Wolf
Frank W. Haydu III
Joseph S. Vassalluzzo

The Nominating Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

Report of the Audit Committee

The Audit Committee hereby states that it:

•      Has reviewed and discussed the audited financial statements as of and for the year ended December 30, 2006 with iParty’s management;

•      Has discussed with iParty’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented;

•      Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence; and

•      Based upon the above mentioned reviews and discussions, has recommended to the Board of Directors of iParty that the audited financial statements be included in iParty’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee is solely responsible for the selection, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing and issuing an audit report.

Management has primary responsibility for iParty’s financial statements and the overall reporting process, including iParty’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of iParty in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews iParty’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures.  These discussions address the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in iParty’s financial statements.  The Audit Committee reports on these meetings to the Board of Directors.

Pursuant to applicable American Stock Exchange rules, the Audit Committee certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has a policy in accordance with said rules of the American Stock Exchange of reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

During 2006, iParty paid no fees to Ernst & Young LLP for consulting work outside the review and audit of their financial statements and related tax research and compliance tax return preparation.

The members of the Audit Committee believe that they are each “independent” as defined under applicable rules and standards including, without limitation Section 121(A) and 803(e) thereof of the American Stock Exchange’s current listing standards, although such standards are subject to future change.  The Board of Directors has determined that each of Messrs. Haydu, De Wolf and Schindler qualifies as an “audit committee financial expert” under applicable SEC rules.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that iParty’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, which was filed with the SEC on March 19, 2007.

Submitted by:

Frank W. Haydu III, Chairman

Daniel I. De Wolf

Eric Schindler

DIRECTOR COMPENSATION

Section 3(b) of our Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (the “Stock Option Plan”) provides that each non-employee director shall be granted, on the effective date of the commencement of his term as director, an option to purchase 25,000 shares of our common stock.  It further provides that each of our directors who is not an executive officer shall be granted, on an annual basis on the last trading date in August of each year, options to acquire 25,000 shares of common stock, at an exercise price equal to the fair market value of the underlying common stock on the date of grant.

Pursuant to Section 14(b) of the Stock Option Plan, beginning in 2004, our Board of Directors has voted that, in lieu of the stock option grants described in the preceding paragraph, only independent directors shall be eligible to receive stock options by virtue of their service as directors in amounts to be determined annually by the Board of Directors.  Accordingly, at a meeting held on June 7, 2006 our Board of Directors (on recommendation of the Compensation Committee) voted that each independent director (determined to be each of Messrs. De Wolf, Haydu, Schindler and Vassalluzzo) would be granted an option on June 7, 2006 exercisable for the purchase of 25,000 shares of our common stock and be paid a $25,000 cash payment in respect of his service as a director and for serving on the committees of our Board of Directors.  The Board of Directors approved the Compensation Committee’s recommendation that each such option would vest in quarterly over a one-year period and the $25,000 cash payment would be paid quarterly over a one-year period.  As a result of these determinations, each of Messrs. De Wolf, Haydu, Schindler, and Vassalluzzo was granted an option exercisable for 25,000 shares.  Each of these stock option grants were made pursuant to the Stock Option Plan, at an exercise price equal to the market price of our common stock at the close of business on the grant date.

At that same meeting held on June 7, 2006, the Board of Directors also voted to accept the Compensation Committee’s recommendation that Mr. Haydu be paid a $10,000 cash payment for serving as Chairman of the Audit Committee.  Mr. Haydu recused himself from this vote. In addition, the Compensation Committee recommended to the Board of Directors that it accept our management’s proposal to engage Mr. Vassalluzzo as a part-time consultant to our company for a one-year period at an annual fee of $60,000.  The Board of Directors voted in favor of the Compensation Committee’s recommendation and our management’s proposal in this regard. Pursuant to this arrangement, our Chairman and CEO, Mr. Perisano, consults with Mr. Vassalluzzo with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate.  Such services on occasion require Mr. Vassalluzzo’s presence at our corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid our non-employee, independent directors for the fiscal year ended December 30, 2006.  Our one employee-director, our Chairman of the Board and Chief Executive Officer, Mr. Perisano, earned no compensation for his service as a director in 2006.  Similarly, our other non-independent directors, Mr. Jevon and Ms. Vest, earned no compensation for their services as a director in 2006.

							Change in
							Pension
							Value and
	Fees Earned					Non-Equity	Nonqualified
	or Paid in		Stock	Option		Incentive Plan	Deferred	All Other
Name	Cash		Awards	Awards		Compensation	Compensation	Compensation		Total

Daniel I. De Wolf	$12,500		—	$4,320	(1)	—	—	—		$16,820

Frank W. Haydu III	22,500	(2)	—	4,320	(1)	—	—	—		26,820

Eric Schindler	12,500		—	4,320	(1)	—	—	—		16,820

Joseph S. Vassalluzzo	12,500		—	4,320	(1)	—	—	$90,000	(3)	106,820

(1)   Reflects the value of an option exercisable for the purchase of 25,000 shares of our common stock granted on June 7, 2006 with an exercise price per share equal to the closing price of our common stock on such date, or $0.36.

(2)   Mr. Haydu received $10,000 as Audit Committee Chairman.

(3)   Reflects payments for consulting services rendered to us by Mr. Vassalluzzo in 2005 ($30,000) and 2006 ($60,000) pursuant to consulting agreements in effect during those years.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of iParty.  The officers serve at the discretion of the Board of Directors.

Mr. Perisano’s background is summarized on page 10 above.

Patrick Farrell, age 39, has served as iParty’s President since 2000 and served as its Chief Financial Officer from 1999 to April 2007.  From 1996 until joining iParty, Mr. Farrell was a Director, Financial Planning & Analysis and Controller for N2K Inc., where he helped negotiate that company’s merger with CDnow.  Prior to N2K, he served as Controller at EMI Music Group/Angel Records and as Manager of Finance and Accounting for Polygram/Def Jam Recordings, Inc.  Mr. Farrell began his professional career at Arthur Andersen LLP, where he was an Audit Senior when he left in 1994.  Mr. Farrell graduated with honors in Accounting from Temple University, holds an M.B.A. from New York University and is a Certified Public Accountant.

David E. Robertson, age 57, has served as iParty’s Chief Financial Officer since April 2007.  From January 2005 until we hired him as our new CFO, Mr. Robertson was employed as a private accounting consultant, primarily doing Sarbanes-Oxley compliance testing and analysis of internal control issues for a variety of public and private companies.  From 1999 to 2005, Mr. Robertson served as Vice President and Chief Financial Officer of Kitchen Etc. Inc., a specialty (cooking and dining) retailer, headquartered in Exeter, New Hampshire, which filed for Chapter 11 bankruptcy protection in 2004.  From 1996 to 1999, he established and operated Comprehensive Business Services, a professional services firm based in Nashua, New Hampshire that provided accounting, bookkeeping, payroll and tax services to business clients.  From 1985 to 1996, he held a variety of positions in the audit, accounting, and financial operations of Lechmere, Inc.  From 1980 to 1985, Mr. Robertson worked as an audit and accounting manager at Zayre Corp. and its successor entities (now TJX Companies).  From 1975 to 1979, he was employed in the audit division of Ernst & Young.  Mr. Robertson is a Certified Public Accountant (CPA).  He earned his A.B. in English Literature from Harvard College in 1974, and his M.S. in Professional Accountancy from Northeastern University in 1975.

Dorice P. Dionne, age 55, has been iParty’s Senior Vice President, Merchandising and Marketing since April 1999.  She co-founded The Big Party Corporation with her husband, Sal Perisano, in 1992 in Boston.  She served as chief merchant and creative director of The Big Party and has been involved in the party retailing industry since 1985.  She is a graduate of Boston College.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis that follows beginning on page 17 of this proxy statement, and based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and (by incorporation by reference) in our most recently filed Annual Report on Form 10-K.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Submitted by:

Daniel I. De Wolf, Chairman

Frank W. Haydu III

Eric Schindler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Employees are a vital component for success in the retail party goods and supplies industry, which is driven by the importance of building and fostering relationships with important vendors, suppliers, and retail customers.  Accordingly, we believe that it is necessary for us to have a competitive compensation and benefits program that will enable us to attract, retain and motivate the employees we need to operate successfully in our competitive industry.  Additionally, we believe that we should give our employees the opportunity to participate in the ownership of iParty proportionally to each employee’s contribution to our success.

This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers and how it relates to this overall philosophy.

The Compensation Committee, currently composed of three non-employee directors who qualify as “independent” under applicable SEC and American Stock Exchange rules, is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of iParty and the interests of its stockholders.  In particular, the Compensation Committee is responsible for the review and recommendation to the full Board of Directors of the compensation of iParty’s Chief Executive Officer, review and approval of the compensation of our other executive officers pursuant to employment agreements between iParty and such executive officers, and review and approval of other employee benefit plans.  The Committee is also primarily responsible for assisting the full Board in administering and interpreting our Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (our only stock option plan). The Committee also reviews and makes recommendations to the full Board regarding compensation arrangements involving iParty’s directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Elements of Compensation

The fundamental purpose of our executive compensation program is to provide competitive compensation and benefits that will enable us to attract, retain and motivate the senior management and other personnel we need to operate successfully in our competitive industry and meet our financial objectives.  Specific goals used by the Compensation Committee to implement this philosophy are:

•                  provide compensation competitive with similar companies;

•                  reward executives consistent with the performance of iParty;

•                  recognize individual performance;

•                  retain, attract and motivate qualified executives and directors; and

•                  encourage our executives and directors to increase stockholder value by aligning their interests with the interests of our stockholders.

To achieve these goals, the Committee considers three basic elements in determining total compensation for iParty’s executive officers:  base salary, annual cash bonus, and stock options.  The Committee intends to review its compensation policies from time to time in order to take into account factors which are unique to iParty.

The Compensation Committee does not use specific formulas to determine the amount of compensation allocated to each element of the compensation program.  Instead, the Committee makes subjective, individual decisions that provide for an appropriate mix of the elements of compensation based upon the individual’s job responsibilities, overall job performance and the competitive marketplace.

In discharging its responsibilities, the Compensation Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. During 2006, the Committee elected not to utilize the services of an external compensation advisor.

The Compensation Committee periodically reviews and approves the corporate goals and objectives for our Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives, establishes his total compensation, and refers its recommendations to the independent directors of the Board of Directors for ratification.

In addition, the Compensation Committee periodically reviews with our CEO the individual compensation for our other executive officers. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to our CEO.

Our Compensation Committee met twice during 2006.  At those meetings, the Committee reviewed and approved our corporate goals and objectives relative to executive compensation and evaluated the performance of our CEO and other members of our senior management in light of those goals and objectives.  In particular, during 2006 and the first quarter of 2007, the Compensation Committee negotiated new three year employment agreements with our CEO and one of our other executive officers and also approved the terms of an offer of employment to a new CFO, David E. Robertson, who was hired effective April 2, 2007.

Base Salary.  The base salaries of our executive officers are set forth in employment agreements entered into by iParty and our executive officers.  In considering the appropriate base salaries in connection with such agreements, the Committee considers competitive industry salaries, the nature of the officer’s position, the officer’s contribution and experience, and the officer’s length of service.  Base salaries are conservatively pegged to a level we subjectively believe to be competitive with the average levels of base salary in organizations of similar size.

Annual Cash Bonus.  The Compensation Committee approved cash bonuses totaling $66,750 to executive officers relating to their 2006 performance.  The Committee did not use specific formulas to determine either the total amount of the cash bonuses or their allocation among specific individuals.  Instead, the Committee made subjective, individual decisions that provide for an appropriate mix of the elements of compensation based upon iParty’s overall financial and operating performance during the year as well as the individual’s job responsibilities, overall job performance, and the competitive marketplace.

Stock Options.  The Compensation Committee assists the Board in administering our stock option plan, which rewards executives, other employees and directors for delivering long-term value to our stockholders.  The goals of our stock option plan are to:

•                  reward executives, other employees, and directors for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in iParty;

•                  support a performance-oriented environment that rewards plan participants for improving the iParty’s financial performance; and

•                  attract, retain and motivate key executives, other employees and directors critical to iParty’s long-term success.

The Committee did not grant any stock options to our executive officers in 2005 or 2006.  On the Committee’s recommendation, on June 7, 2006 the full Board of Directors granted stock options exercisable for an aggregate of 100,000 shares of iParty’s common stock to our independent directors, as more fully described on page 14 of this proxy statement.

On December 8, 2006, iParty and its three executive officers at the time (Sal Perisano, Patrick Farrell, and Dorice Dionne) entered into option cancellation agreements pursuant to which outstanding stock options exercisable for a combined aggregate of 1,324,730 shares of iParty common stock and exercisable for an exercise price of $2.00 per share or greater were cancelled effective as of such date. Mr. Perisano, who serves as iParty’s Chairman of the Board and Chief Executive Officer, agreed to cancel stock options exercisable in the aggregate for a total of 797,230 shares.  Mr. Farrell, iParty’s President and former Chief Financial Officer, agreed to cancel stock options exercisable in the aggregate for a total of 190,000 shares.  Ms. Dionne, iParty’s Senior Vice President, Merchandising and Marketing, agreed to cancel stock options exercisable in the aggregate for a total of 337,500 shares.

Individual Compensation of Executive Officers.

Sal V. Perisano (Chief Executive Officer).  At the beginning of fiscal 2006, we paid Mr. Perisano at an annualized base salary rate of $287,500, which increased on March 31, 2006 to $300,000 pursuant to the terms of our then-current employment agreement with Mr. Perisano, dated May 14, 2004.  Under the terms of our new three-year employment agreement with Mr. Perisano, dated March 22, 2007, we increased Mr. Perisano’s annualized base salary rate to $312,500 effective April 1, 2007.  The agreement further provides that Mr. Perisano’s annualized base salary will increase to $325,000 on April 1, 2008 for the period through March 31, 2009 and increase to $337,500 for the period April 1, 2009 through March 31, 2010.  The employment agreement provides that Mr. Perisano is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers.  Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Perisano would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides that in the event of a termination not for cause that occurs within 13 months of a change in control (as defined in the agreement), Mr. Perisano would be entitled to receive a severance payment equal to not less than 2.5 times and not more than 3.0 times his annual salary rate then in effect, payable in a lump sum, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides for certain payments to Mr. Perisano in the event he terminates his employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions.  Pursuant to our new employment agreement, our Board of Directors will grant Mr. Perisano a stock option on June 6, 2007 (assuming he is then still employed by us) exercisable for 375,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on such date.

Patrick Farrell (President and former Chief Financial Officer).  At the beginning of fiscal 2006, we paid Mr. Farrell at an annualized base salary rate of $185,000, which increased on March 31, 2006 to $195,000 pursuant to the terms of our then-current employment agreement with Mr. Farrell, dated May 14, 2004.  On January 8, 2007, we entered into a new employment agreement with Mr. Farrell for a term beginning January 8, 2007, at an annual salary of $200,400 through November 15, 2007.  Pursuant to the terms of our new agreement with Mr. Farrell, he will continue to be employed by us on a full-time basis through May 15, 2007 and thereafter on a part-time basis through November 15, 2007.  The agreement provides that his service to us after May 15, 2007 may be performed by telecommuting. Our new agreement with Mr. Farrell reflects the fact that he has informed us that personal, family reasons will require him to relocate from the Boston area to New York during 2007 and reflects his desire to assist us in effecting a smooth transition with our new and recently hired Chief Financial Officer, David E. Robertson.  The employment agreement provides that Mr. Farrell remains eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers.  Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Farrell would be entitled to receive the amount of  salary he would have been entitled to had he remained an iParty employee through November 15, 2007, payable in accordance with our regular payroll practices, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a similar period.

David E. Robertson (Chief Financial Officer).  On March 22, 2007, we entered into a letter agreement with David E. Robertson, pursuant to which Mr. Robertson commenced employment with us as our new Chief Financial Officer effective April 2, 2007.  Our letter agreement with Mr. Robertson provides that we shall pay him an annualized salary of $160,000.  It also provides that, subject to approval by our Board of Directors, we shall grant Mr. Robertson a stock option to purchase 125,000 shares of our common stock at an exercise price per share equal to the closing price of our common stock on the date on which our Board of Directors shall hold its next meeting and approve his stock option grant, which we anticipate will be on or about June 6, 2007.  Our letter agreement with

Mr. Robertson also entitles him to participate in iParty’s Executive Incentive Compensation Plan and various additional employee benefits, including health, dental and life insurance and participation in our 401(k) defined contribution retirement savings plan.

Dorice P. Dionne (Senior Vice President, Merchandising and Marketing). At the beginning of fiscal 2006, we paid Dorice Dionne at an annualized base salary rate of $172,500, which increased on March 31, 2006 to $180,000 pursuant to the terms of our then-current employment agreement with Ms. Dionne, dated May 14, 2004.  On March 22, 2007, we entered a new three-year employment agreement with Ms. Dionne pursuant to which Ms. Dionne’s annualized base salary rate was further increased to $187,500 on April 1, 2007.  The agreement further provides that Ms. Dionne’s annualized base salary will increase to $195,000 on April 1, 2008 for the period through March 31, 2009 and increase to $202,500 for the period April 1, 2009 through March 31, 2010.  The employment agreement provides that Ms. Dionne is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers.  Under the terms of her employment agreement, in the event of a termination not for cause (as defined in the agreement), Ms. Dionne would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides that in the event of a termination not for cause that occurs within 13 months of a change in control (as defined in the agreement), Ms. Dionne would be entitled to receive a severance payment equal to eighteen (18) months of her base salary, payable in a lump sum, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides for certain payments to Ms. Dionne in the event she terminates her employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions.  Pursuant to our new employment agreement, our Board of Directors will grant Ms. Dionne a stock option on June 6, 2007 (assuming she is then still employed by us) exercisable for 150,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on such date.

Indemnification of Directors and Executive Officers

Our certificate of incorporation, as amended, and bylaws provide that iParty shall indemnify all of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  Under our certificate of incorporation, as amended, and bylaws, any director or officer, who in his or her capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified.  A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, iParty’s best interests.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling iParty pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties.  We pay the entire premium for the liability insurance.  We have key-person life insurance policies on the lives of each of Mr. Perisano and Ms. Dionne in the amount of $2,000,000 each.

Certain Relationships and Related Transactions

On June 7, 2006, the Compensation Committee recommended to our Board of Directors that it accept our management’s proposal that we enter into a new agreement with Mr. Vassalluzzo to engage his services as a part-time consultant for a one-year period at an annual fee of $60,000.  Our Board of Directors voted in favor of the Compensation Committee’s recommendation and management’s proposal in this regard.  Accordingly, we entered into a new agreement with Mr. Vassalluzzo to provide consulting services on a part-time basis over a one-year period beginning on June 7, 2006.  Pursuant to this arrangement, our Chairman and CEO, Sal Perisano, consults with Mr. Vassalluzzo with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate.  Such services on occasion require Mr. Vassalluzzo’s presence at our corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida.

In connection with Mr. Perisano’s first employment agreement with us, on August 26, 1999 we granted him options to purchase a total of 434,730 shares of our common stock pursuant to our Stock Option Plan with an exercise price of $2.00, which was below the then-current market price of $3.38.  As of December 29, 2001 all of these options had vested.  These options were valued using the Black-Scholes options pricing model and fully expensed.  We charged $273,971 related to this stock option grant to stock option compensation expense in fiscal 2001.

For information concerning our current employment agreements with each of our four executive officers, Messrs. Perisano, Farrell, Robertson and Ms. Dionne, see the discussion beginning on page 19 above under the heading “Individual Compensation of Executive Officers.”  Mr. Perisano and Ms. Dionne are married.

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate cash compensation earned during 2006 (see footnote below) by our Chief Executive Officer and other executive officers that received compensation during 2006 in excess of $100,000 in salary and bonus.  Currently, options have been granted to management as indicated below.  One of our executive officers, David E. Robertson, who became our Chief Financial Officer on April 2, 2007, is not included in the following table since he earned no compensation from us at any time prior to his appointment as our Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Other		Total

Sal V. Perisano, Chief Executive Officer	2006	$296,875	$29,687	—	—		$326,562

Patrick Farrell, President and former Chief Financial Officer	2006	$192,500	$19,250	—	$11,735	(1)	$223,485

Dorice P. Dionne, Senior Vice President, Merchandising and Marketing	2006	$178,125	$17,813	—	—		$195,938

(1)                                  This amount includes $5,408 for automobile allowances, $3,356 for supplemental retirement plan contributions, $2,301 for supplemental retirement plan tax gross-up, and $670 for additional term life insurance.

2006 GRANTS OF PLAN-BASED AWARDS

We did not grant stock options or any other awards of equity to any of our executive officers (Mr. Perisano, Mr. Farrell or Ms. Dionne) in fiscal 2006.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2006

The following table sets forth information concerning outstanding equity awards as of the end of fiscal 2006 on December 30, 2006

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Sal V. Perisano	25,000	—	$1.43	9/15/2008
	25,000	—	$1.81	9/15/2008
	464,260	—	$0.69	6/16/2010
	1,478,772	—	$0.25	3/9/2011
	201,613	—	$0.31	5/2/2012
	460,000	—	$0.95	3/31/2014

Patrick Farrell	165,657	—	$0.69	6/16/2010
	574,430	—	$0.25	3/9/2011
	230,000	—	$0.95	3/31/2014

Dorice P. Dionne	299,245	—	$0.69	6/16/2010
	913,400	—	$0.25	3/9/2011
	120,968	—	$0.31	5/2/2012
	230,000	—	$0.95	3/31/2014

OPTION EXERCISES AND STOCK VESTED DURING 2006

On December 8, 2006, we entered into option cancellation agreements with each of Sal Perisano, Patrick Farrell, and Dorice Dionne pursuant to which outstanding stock options exercisable for a combined aggregate of 1,324,730 shares of our common stock and exercisable for an exercise price of $2.00 per share or greater were cancelled effective as of such date.  Mr. Perisano agreed to cancel stock options exercisable in the aggregate for a total of 797,230 shares.  Mr. Farrell agreed to cancel stock options exercisable in the aggregate for a total of 190,000 shares.  Ms. Dionne agreed to cancel stock options exercisable in the aggregate for a total of 337,500 shares.

Mr. Perisano, Mr. Farrell and Ms. Dionne did not exercise any stock options during 2006, nor did they have any other stock right that vested during 2006. Accordingly, we have omitted the table otherwise required to be included detailing such option exercises and stock vested during the fiscal year ended December 30, 2006.

OTHER POTENTIAL POST EMPLOYMENT PAYMENTS

Upon the occurrence of certain triggering events, our current employment agreements with each of Mr. Perisano, Mr. Farrell and Ms. Dionne require us to pay certain amounts related to salary and insurance benefits to or on behalf of those executive officers. The payments are subject to certain non-competition, non-solicitation and confidentiality provisions. As required under applicable SEC rules, the following table presents estimates of the amounts that would have been payable under our new agreements upon the occurrence of each such event as of the end of our last fiscal year ended December 30, 2006 (assuming each such agreement had been in effect on such date):

Name	Termination Without Cause	Change in Control (1)	Non-Renewal of Employment Contract	Disability
Sal V. Perisano	$307,548	$907,548	$153,774	$177,548
Dorice P. Dionne	$186,838	$276,838	$93,419	$39,419
Patrick Farrell	$182,615	—	—	—

(1) In the event of a change of control, the salary related amounts would be paid as a lump sum, and the insurance related amounts in monthly installments. For all other triggering events, all amounts would be paid in monthly or weekly installments.

PENSION BENEFITS

We did not have any plan that provides for payments or other benefits at, following, or in connection with retirement with any of our named executive officers during the fiscal year ended December 30, 2006. Accordingly, we have omitted the table otherwise required to be included detailing such compensation to our named executive officers during our most recently completed fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

We did not give any nonqualified deferred compensation to any of our named executive officers during the fiscal year ended December 31, 2006. Accordingly, we have omitted the table otherwise required to be included detailing such compensation made for the last fiscal year to our named executive officers.

INDEPENDENT REGISTERED ACCOUNTING FIRM’S FEES AND SERVICES

The following table represents fees for professional services rendered by E&Y for the audit of our annual financial statements for fiscal 2005 and fiscal 2006 and fees billed for audit-related services, tax services, and all other services by E&Y in fiscal 2005 and fiscal 2006.

	Fiscal 2005	Fiscal 2006
Audit Fees	$243,500	$302,784
Audit Related Fees	—	—
Tax Fees	30,500	32,500
All Other Fees	—	—
Totals	$274,000	$335,284

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for fiscal 2005 and fiscal 2006, the audit of management’s assessment of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.  E&Y expresses its views concerning, but does not audit, and is not required to audit, our internal control over financial reporting.

Audit-Related Fees

We did not pay E&Y for any audit-related fees in fiscal 2005 or fiscal 2006.  Audit-related fees would be fees for things such as assurance and related services, such as audits of employee benefit plans.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The Audit Committee may pre-approve services that are expected to be provided to iParty by the independent auditors during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to iParty.

During fiscal 2006, no services were provided to iParty by E&Y other than in accordance with the pre-approval policies and procedures described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No person who, during the fiscal year ended December 30, 2006, was a director, officer or beneficial owner of more than ten percent of our common stock (which is the only class of our securities registered under Section 12 of the Exchange Act), failed to file on a timely basis, reports required by Section 16 of the Exchange Act during the most recent fiscal year.  The foregoing is based solely upon our review of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the annual meeting.  If any other matters should properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters as they may determine, in their discretion.

iParty Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF iPARTY CORP. FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2007

The undersigned, as a holder of shares of common stock, par value $.001 per share, and/or shares of Series B convertible preferred stock, par value $.001 per share, and/or shares of Series C convertible preferred stock, par value $.001 per share, and/or shares of Series D convertible preferred stock, par value $.001 per share, and/or shares of Series E convertible preferred stock, par value $.001 per share, and/or shares of Series F convertible preferred stock, par value $.001 per share (collectively, “Shares”), of iParty Corp., a Delaware corporation (the “Company”), hereby appoints Mr. Sal V. Perisano and Mr. David E. Robertson, and each of them individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the offices of Posternak Blankstein & Lund LLP located at Prudential Tower, 800 Boylston St., 33rd Floor, Boston, MA 02199, on Wednesday, June 6, 2007 at 11:00 a.m., local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting with respect to Proposals 1 and 2 set forth below and to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.  The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

You may revoke this proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below.  If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director in Proposal 1 and “for” Proposal 2 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.  Please mark your choice like this:  ☒

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Proposal 1  -

☐            For each of the following nominees for director: Sal V. Perisano, Daniel I. De Wolf, Frank W. Haydu III, Eric Schindler, Joseph S. Vassalluzzo, Robert W. Jevon, Jr.* and Christina Weaver Vest** and as more fully described in the accompanying Proxy Statement.

☐            Withhold authority as to all listed nominees.

☐            For all nominees except the following:

*                 To be elected only by a vote of the holders of the Series C convertible preferred stock.

**          To be elected only by a vote of the holders of the Series D convertible preferred stock.

Proposal 2  -

Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 29, 2007, as more fully described in the accompanying Proxy Statement.

(check one box)  ☐  For  ☐  Against  ☐Abstain

☐  CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

Print and sign your name below exactly as it appears on the records of iParty Corp. and date this card.  When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title, as such.  Joint owners should each sign.  If a corporation, please sign in full corporate name by president or authorized officer.  If a partnership, please sign in partnership name by an authorized person.

Date:	, 2007

Signature (title, if any)

Signature, if held jointly